Exhibit 99.1

Water Now, Inc. Announces Indefinite Postponement of

Special Shareholder Meeting for Sale of Assets

Fort Worth, TX, November 24, 2020 – Water Now, Inc. (OTC: WTNW) announced today that it has indefinitely postponed the special meeting of its shareholders, which was scheduled for November 25, 2020 (the “Special Meeting”), to, among other things, consider and vote on various proposals necessary to close the previously announced Asset Purchase Agreement (the “Agreement”), dated July 31, 2020, with RigMax H2O, LLC, a Texas limited liability company (the “Buyer”), and RigMax, LLC, a Texas limited liability company, pursuant to which the Buyer will acquire substantially all of the Water Now’s assets.

The postponement of the Special Meeting is necessary as Water Now has been advised that the Buyer is currently unable to fund the purchase price as contemplated by the Agreement and Water Now has in turn exercised its right to unilaterally terminate the Agreement. Water Now continues to evaluate the matter and will provide additional information as it becomes available.

About Water Now, Inc.

Water Now, Inc. headquartered in Fort Worth, Texas, is engaged in the business of providing water purification solutions. For additional information about Water Now, Inc., please visit our website at http://www.waternowinc.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated dates for the closing of the asset sale transaction are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause the actual timing of the closing to vary from that stated or implied in this press release.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in Water Now’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that it files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, Water Now assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file relevant materials with the SEC, including amended or supplemental proxy information. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement and other relevant materials filed by the Company with the SEC free of charge at the SEC’s website, www.sec.gov.

Participants in Solicitation

Water Now, Inc. and its sole director and executive officer may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning Water Now, Inc.’s participants is set forth in the definitive proxy statement filed October 26, 2020 with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed transaction will be included in the other relevant materials to be filed with the SEC when they become available.

Contact

David King, Chief Executive Officer

Water Now, Inc.

(817) 900-9184